Exhibit 4.5

DESCRIPTION OF SECURITIES

The following description summarizes the material terms of the Holdco A&R Articles and of applicable Massachusetts law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. Unless stated otherwise, this description does not address any (proposed) provisions of Massachusetts law that have not become effective as per the date of the Form 10-K. The description is qualified in its entirety by reference to the complete text of the Holdco A&R Articles which is included as an exhibit to our annual report on Form 10-K and is incorporated herein by reference. We urge you to read the full text of the Holdco A&R Articles.

Authorized Share Capital

Holdco’s authorized capital stock consists of 32,000,000 shares, consisting of 30,000,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock, and 1,000,000 shares of Holdco’s undesignated preferred shares, par value $0.0001 per share.

Common Stock

As of the date of this Annual Report, there are 7,528,761 shares of Class A Common Stock outstanding, 57,752 shares of Class B Common Stock outstanding, 5,000,000 shares of Class A Common Stock issuable upon the exercise of outstanding Warrants, and 2,150,838 shares of Class A Common Stock issuable upon the exercise of outstanding Options.

Voting Rights

Class A Common Stock entitles the holders thereof to one vote per share on all matters on which the shares of Class A Common Stock are entitled to vote, and Class B Common Stock entitles the holders thereof to fifteen votes per share on all matters on which the shares of Class B Common Stock are entitled to vote. The Dual Class Structure will terminate on the date that is five years after completion of the Business Combination, or earlier (i) at the option of the holder at any time, (ii) automatically on the date on which the RWT Founders or their Permitted Transferees (as defined in the Holdco A&R Articles) collectively own twenty percent (20%) or less of the number of shares of Class B Common Stock collectively held by such persons or their Permitted Transferees immediately after the completion of the Business Combination, (iii) automatically upon the occurrence of a transfer of Class B Common Stock that is not a Permitted Transfer, and (iv) automatically on the date specified by the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the Class B Common Stock.

Economic Rights

The Class A Common Stock and the Class B Common Stock have identical economic rights, including dividend and liquidation rights. Holders of Class A Common Stock and Class B Common Stock will share equally, identically and ratably, if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A Common Stock with respect to the payment of dividends.

On the liquidation, dissolution, distribution of assets or winding up of Holdco, each holder of Class A Common Stock and Class B Common Stock will be entitled, pro rata on a per share basis, to all assets of Holdco of whatever kind available for distribution to the holders of Common Stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of Holdco then outstanding.

Conversion of Class B Common Stock

Each share of Class B Common Stock will be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder at any time, and will automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the earlier to occur of (i) five (5) years from the completion of the Business Combination, (ii) the date on which the RWT Founders or their Permitted Transferees (as defined in the Holdco A&R Articles) collectively own twenty percent (20%) or less of the number of shares of Class B Common Stock collectively held by such persons or their Permitted Transferees (as defined in the Holdco A&R Articles) immediately after the completion of the Business Combination, (iii) upon the occurrence of a transfer of Class B Common Stock that is not a Permitted Transfer (as defined in the Holdco A&R Articles), and (iv) the date specified by the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the Class B Common Stock.

Preferred Stock

No shares of preferred stock are issued or outstanding as of the date of this Annual Report. The Holdco A&R Articles authorize the Board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of Common Stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Holdco without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock, restricting dividends on Holdco’s capital stock, diluting the voting power of Common Stock, impairing the liquidation rights of Holdco’s capital stock, or delaying or preventing a change in control of Holdco. At present, there are no plans to issue any preferred stock.

Warrants

Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at an initial exercise price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. The Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of warrants when the price per share of Class A Common Stock or exceeds $10.00”. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrant, unless the issuance of the shares of Class A Common Stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

Holdco has registered the Class A Common Stock issuable upon exercise of the Warrants. Pursuant to the terms of the Warrant Agreement, Holdco agreed to use commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our shares of Class A Common Stock are, at the time of any exercise of a Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the shares of Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00

Once the Warrants become exercisable, we may redeem the warrants:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of shares of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Anti-dilution Adjustments”).

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of the Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants:

●	in whole and not in part;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	at $0.10 per Warrant provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our shares of Class A Common Stock except as otherwise described below;

●	if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Anti-dilution Adjustments”).

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A Common Stock during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than the date on which the notice of redemption is sent to the holders of Warrants.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of Holdco Warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the Class A Common Stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than Class A Common Stock, we (or the surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption Procedures. In the event that Holdco determines to redeem the Warrants when the closing price of the shares of Class A Common Stock equals or exceeds $18.00 per share or $10.00 per share pursuant to the Warrant Assumption Agreement, Holdco will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by Holdco not less than thirty (30) days prior to the redemption date to the registered holders of the Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Maximum Percentage. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding Class A Common Stock is increased by a capitalization or share dividend payable in shares of Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (1) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (2) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A Common Stock during the 10 trading day period ending on the trading day prior to the first date on which the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a shareholder vote to amend the Holdco A&R Articles with respect to any provision relating to shareholders’ rights, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of issued and outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Class A Common Stock shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrant is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrant immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrant and in lieu of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merge or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrant immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

Registered Form. The Warrants are warrants which were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Coliseum, which will be assumed by Holdco at the Closing pursuant to the Warrant Assumption Agreement. The Warrant Assumption Agreement provides that (a) the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Assumption Agreement to the description of the terms of the warrants and the Warrant Assumption Agreement, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Assumption Agreement as the parties to the Warrant Assumption Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding Warrants.

The Warrant holders will not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by shareholders.

Exclusive Forum. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Assumption Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Dividends

The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for the Class A Common Stock and warrant agent for the Warrants is Continental Stock Transfer & Trust Company. Holdco has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Exclusive Forum

The Holdco A&R Articles provides that, unless Holdco consents in writing to the selection of an alternative forum, the Business Litigation Session of the Superior Court for Suffolk County, Massachusetts and United States District Court for the District of Massachusetts sitting in Boston, Massachusetts will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Holdco, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of Holdco to Holdco or its shareholders, (c) any action asserting a claim arising pursuant to any provision of the MBCA, the Holdco A&R Articles, or the Holdco A&R Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein. Notwithstanding the foregoing, the United States District Court of Massachusetts in Boston will be the sole and exclusive forum for any claim arising under the Securities Act, and the exclusive forum provisions in the Holdco A&R Articles will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.

Certain Anti-Takeover Provisions of the Holdco A&R Articles and Massachusetts Law

Certain provisions of the Holdco A&R Articles, Holdco A&R Bylaws, and laws of the Commonwealth of Massachusetts, where Holdco is incorporated, may discourage or make more difficult a takeover attempt that a shareholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Class A Common Stock. Holdco believes that the benefits of increased protection give Holdco the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Holdco and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Massachusetts law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Class A Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Holdco by means of a proxy contest, tender offer, merger, or otherwise.

Dual Class Common Stock

As described above, the Holdco A&R Articles provides for a dual class common stock structure which provides Class B Common stockholders with 15 votes per share of Class B Common Stock that they own. Accordingly, holders of Class B Common Stock may have a greater ability to influence the outcome of matters requiring stockholder approval (including the election of directors and significant corporate transactions, such as a merger or other sale of Holdco or its assets) than they would otherwise have, including, potentially, the ability to control the outcome of such matters even though they may own less than a majority of the shares of outstanding Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Holdco or its assets.

Number of Directors

The Holdco A&R Articles and Holdco A&R Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Board; provided, however, that before the first date on which the RWT Founders or their permitted transferees collectively beneficially own 20% or less of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the RWT Founders or their permitted transferees as of the Closing (the “Voting Threshold Date”), any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of the holders of a majority of the Class B Common Stock. On and after the Voting Threshold Date, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board, will be filled by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by shareholders.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Holdco A&R Articles provides that, prior to the Voting Threshold Date, special meetings of shareholders may be called by or at the request of the holders of a majority of the outstanding shares of Class B Common Stock. Business transacted at any special meeting of shareholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

The Holdco A&R Bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a shareholder will have to comply with advance notice requirements and provide Holdco with certain information. Generally, to be timely, a shareholder’s notice must be received at Holdco’s principal executive offices not less than 95 days nor more than 125 days prior to the first anniversary of the immediately preceding annual meeting of shareholders. The Holdco A&R Bylaws also specify requirements as to the form and content of a shareholder’s notice. The Holdco A&R Bylaws allow the chairman of the meeting at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Holdco.

Limitations on Stockholder Action by Written Consent

The Holdco A&R Articles provide that, prior to the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken by written consent in lieu of a meeting, provided that (i) shareholders who own, in the aggregate, not less than a majority of all the votes entitled to be cast on any issue to be considered at any annual or proposed special meeting of Holdco, as determined in accordance with the Holdco A&R Articles, shall by written notice to the Secretary of Holdco request that the Board fix a record date for the proposed action by shareholders including the information required by the Holdco A&R Bylaws, (ii) Holdco solicits written consents from all shareholders, and (iii) such action is evidenced by a consent or consents in writing, setting forth the action to be taken, which is signed and delivered to the Secretary of Holdco, and not revoked, by shareholders having the requisite votes; provided, further, that any such action shall be taken in accordance with, and subject to the Holdco A&R Bylaws, the MBCA and applicable law. Following the Voting Threshold Date, except for shareholder action by unanimous written consent, any action required or permitted to be taken by the shareholders must be effected at an annual or special meeting of the shareholders and may not be effected by consent in lieu of a meeting. Notwithstanding any provision of the Holdco A&R Articles or the Holdco A&R Bylaws to the contrary, shareholders may act without a meeting by unanimous written consent, and none of the foregoing provisions shall apply to such action. Any action by written consent must be a proper subject for shareholder action by written consent.

Amendments to the Articles

The Holdco A&R Articles provides that, prior to the Voting Threshold Date, any amendment to the Holdco A&R Articles will require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter. On and after the Voting Threshold Date, any amendment to the Holdco A&R Articles will require the affirmative vote of two-thirds of all shares entitled generally to vote on such matter, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by the Holdco A&R Articles or the Holdco A&R Bylaws, or by action of the Board. Notwithstanding the foregoing, that as long as any shares of Class A Common Stock are outstanding, Holdco shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Holdco A&R Articles, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of these Articles (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than fifteen (15) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by the Holdco A&R Articles or the MBCA.

Business Combinations

The Holdco A&R Articles include an election not to be governed by the control share acquisition statute, Chapter 110D, or the business combination statute, Chapter 110F of the Massachusetts General Laws.

Chapter 156D, §8.06 provides that the terms of the directors of a publicly traded Massachusetts corporation must be staggered over three years. Accordingly, the Board consists of five members, which are divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Holdco’s first annual meeting of shareholders) serving a 3-year term. The term of office of the first class of directors will expire at Holdco’s first annual meeting. The term of office of the second class of directors will expire at Holdco’s second annual meeting of shareholders. The term of office of the third class of directors will expire at Holdco’s third annual meeting of shareholders. This could make it difficult to replace a majority of the board in any one year. A public corporation may opt out of the staggered board requirement by a vote of its board of directors or a two-thirds vote of each class of stock outstanding.

Chapter 110F of the Massachusetts General Laws generally provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years following the time that person becomes a 5% shareholder, with certain exceptions. A Massachusetts corporation may elect in its articles of organization or bylaws not to be governed by Chapter 110F.

Under the Massachusetts control share acquisitions statute (Chapter 110D of the Massachusetts General Laws), a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting stock of the corporation, referred to as a control share acquisition, must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (1) any shares owned by any person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (2) any shares owned by any officer of the corporation and (3) any shares owned by any employee of the corporation who is also a director of the corporation) for the purpose of acquiring voting rights for the shares that such person acquires in crossing the foregoing thresholds.

The Massachusetts control share acquisitions statute permits the corporation, to the extent authorized by its articles of organization or bylaws, to redeem all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if (1) no control share acquisition statement is delivered by the acquiring person or (2) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the shareholders in accordance with the applicable provision of the control share acquisitions statute.

If the voting rights for shares acquired in a control share acquisition are authorized by a majority of shareholders, and the acquirer has acquired beneficial ownership of a majority or more of all voting power in the election of directors, then each stockholder of record, other than the acquirer, who has not voted in favor of authorizing voting rights for the control may demand payment for his or her stock and an appraisal in accordance with M.G.L. chapter 156D.

The Massachusetts control share acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute’s provisions by including a provision in the corporation’s articles of organization or bylaws pursuant to which the corporation opts out of the statute.

Chapter 110C of the Massachusetts General Laws (1) subjects an offeror to certain disclosure and filing requirements before such offeror can proceed with a takeover bid, defined to include any acquisition of or offer to acquire stock by which, after acquisition, the offeror would own more than 10% of the issued and outstanding equity securities of a target company and (2) provides that, if a person (together with its associates and affiliates) beneficially owns more than 5% of the stock of a Massachusetts corporation, such person may not make a takeover bid if during the preceding year such person acquired any of the subject stock with the undisclosed intent of gaining control of the corporation. The statute contains certain exceptions to these prohibitions, including if the board of directors approves the takeover bid, recommends it to the corporation’s shareholders and the terms of the takeover are furnished to shareholders. The validity of Chapter 110C has been called into questioned by a 1982 US Supreme Court decision that invalidated a similar law in the state of Illinois.

Limitations on Liability and Indemnification of Officers and Directors

The MBCA authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Holdco A&R Articles includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of Holdco or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Holdco A&R Articles provide that Holdco may indemnify and advance expenses to Holdco’s directors and officers to the fullest extent authorized by the MBCA. Holdco also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Holdco directors, officers, and certain employees for some liabilities. Holdco believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Holdco A&R Articles may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Holdco and its shareholders. In addition, your investment may be adversely affected to the extent Holdco pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Holdco’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The Holdco A&R Articles provides for the renouncement by Holdco of any interest or expectancy of Holdco in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of Holdco who is not an employee or officer of Holdco or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of Holdco expressly and solely in that director’s capacity as a director of Holdco.